EX-99.1

BOK Financial Corporation Announces Results of Annual Dodd-Frank Act Stress Test

TULSA, Okla., October 18, 2017 – BOK Financial Corporation (NASDAQ: BOKF) today announced the results of its annual Dodd-Frank Act Stress Test ("DFAST"). DFAST is a forward-looking exercise under which the company and its banking subsidiary estimate the impact of a hypothetical severely adverse macroeconomic scenario provided by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”) on its financial condition and regulatory capital ratios over a nine-quarter time horizon.

The scenario assumes a severe global recession where national unemployment rates reach 10% and both residential and commercial real estate prices decline significantly. The scenario covers a timeframe that begins in the first quarter of 2017 and ends in the first quarter of 2019. The results do not include actual results for the company to date for 2017, and the macroeconomic scenarios do not reflect actual changes to the economy, financial markets, or commodity markets which have occurred since the scenarios were released by the Federal Reserve.

Under the scenario provided by the regulatory agencies, all capital ratio measures remain above minimum regulatory thresholds. The company estimates the following outcomes over the nine quarter time horizon:

Capital Ratio Measures
	Beginning	Minimum	Ending
Consolidated
Tier 1 Common	11.21%	10.36%	10.36%
Tier 1 Risk Based	11.21%	10.36%	10.36%
Total Risk Based	12.81%	12.18%	12.18%
Tier 1 Leverage	8.72%	8.41%	8.41%

Additional information on the company’s annual company-run Dodd-Frank stress test, including results for the company’s primary banking subsidiary, BOKF, NA, a summary of the hypothetical severely adverse macroeconomic scenario, and additional information on the methodologies used in conducting the stress test may be found on the company’s Investor Relations page at www.bokf.com under the “Presentations” tab.

About BOK Financial Corporation

BOK Financial Corporation is a $33 billion regional financial services company based in Tulsa, Oklahoma. The Company's stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF). BOK Financial's holdings include BOKF, NA, BOK Financial Securities, Inc. and The Milestone Group, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management, MBM Advisors and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Mobank, Bank of Oklahoma, Bank of Texas and Colorado State Bank and Trust. Through its subsidiaries, the Company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.

This press release contains forward-looking statements, including projections of the company’s financial results and condition under a hypothetical scenario that incorporates a set of assumed economic and financial conditions prescribed by its regulators. The projections are not intended to be a forecast of expected future economic or financial conditions or a forecast of the Company’s expected future financial results or condition, but rather reflect possible results under the prescribed hypothetical scenario. The Company’s future financial results and condition will be influenced by actual economic and financial conditions and various other factors as described in its reports filed with the Securities and Exchange Commission and available at www.sec.gov.

INVESTORS AND MEDIA:
Joe Crivelli
Senior Vice President - Investor Relations
918-595-3027